Exhibit 99.2

HTG Molecular Diagnostics Announces Pricing of $20.0 Million Aggregate Financing, Consisting of $16.6

Million Public Offering of Common Stock and $3.5 Million Concurrent Private Placement

TUCSON, AZ, September 20, 2019 – HTG Molecular Diagnostics, Inc. (Nasdaq: HTGM) (HTG), a diagnostic company whose mission is to advance precision medicine, today announced the pricing of an underwritten public offering of 25,476,989 shares of its common stock at a price to the public of $0.65 per share. All of the shares are being sold by HTG. The gross proceeds from the public offering are expected to be approximately $16.6 million, before deducting the underwriting discounts and commissions and offering expenses. In addition, HTG has granted the underwriter for the public offering a 30-day option to purchase up to 3,821,548 additional shares of its common stock at the public offering price, less the underwriting discounts and commissions. Concurrently with the pricing of the underwritten public offering, HTG entered into a securities purchase agreement with certain institutional accredited investors for the sale of 5,411,687 pre-funded warrants exercisable for an aggregate of 5,411,687 shares of common stock, at a purchase price of $0.64 per pre-funded warrant. Each pre-funded warrant will be immediately exercisable upon issuance, subject to beneficial ownership limitations, and will have an exercise price of $0.01 per share. The gross proceeds from the private placement are expected to be approximately $3.5 million, before deducting fees and offering expenses. The public offering of common stock and concurrent private placement of pre-funded warrants are expected to close on September 24, 2019, subject to customary closing conditions.

HTG anticipates using the net proceeds from the public offering for working capital and general corporate purposes, which may include capital expenditures and research and development, sales and marketing and general and administrative expenses.

Cantor Fitzgerald & Co. is acting as the sole book-running manager for the public offering.

The shares of common stock being offered by HTG in the public offering as described above are being offered pursuant to a shelf registration statement filed by HTG with the Securities and Exchange Commission (SEC) that was declared effective on February 11, 2019. A preliminary prospectus supplement related to the public offering has been filed with the SEC and is available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus related to this public offering, when available, may be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Ave., 6th Floor, New York, New York 10022, or by email at prospectus@cantor.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About HTG:

HTG is focused on NGS-based molecular profiling. The company’s proprietary HTG EdgeSeq technology automates complex, highly multiplexed molecular profiling from solid and liquid samples, even when limited in amount. HTG’s customers use its technology to identify biomarkers important for precision medicine, to understand the clinical relevance of these discoveries, and ultimately to identify treatment options. The company’s mission is to empower precision medicine.

Safe Harbor Statement:

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding HTG’s expectations with respect to its public offering of common stock and concurrent private placement of pre-funded warrants, including the expected closing date and HTG’s anticipated use of the net proceeds from the public offering. These forward-looking statements are only predictions based upon management’s current information and expectations, are subject to known and unknown risks, and involve a number of uncertainties. Actual events and results may differ materially from those projected in such forward-looking statements as a result of various factors, including market risks and uncertainties and the satisfaction of customary closing conditions for an offering of securities. For a discussion of these and other factors, please refer to HTG’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, as well as HTG’s subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements contained in this press release speak only as of the date on which they were made, and we undertake no obligation to revise or update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contact:

Shaun McMeans

Senior Vice President and Chief Financial Officer

HTG Molecular Diagnostics, Inc.

Phone: (877) 289-2615

Email: smcmeans@htgmolecular.com